Exhibit (h)(10)
Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563
September 21, 2007
Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563
Ladies and Gentlemen:
     Calamos Advisors LLC (“Calamos Advisors”) hereby agrees as follows:
     With respect to each fund in the Calamos Funds complex (“Acquiring Fund”) that invests in shares of Calamos Government Money Market Fund (“GMMF”), Calamos Advisors agrees to waive a portion of its advisory fee charged to the Acquiring Fund in an amount equal to the advisory fee payable by GMMF to Calamos Advisors that is attributable to the Acquiring Fund’s investment in GMMF, based on daily net assets.
     This agreement shall be in effect from today through February 28, 2009 and shall be binding upon any successors and assigns of Calamos Advisors.

Very truly yours, CALAMOS ADVISORS LLC
By:	/s/ Nimish S. Bhatt
Nimish S. Bhatt
Senior Vice President, Director of Operations

Calamos Investments

Agreed and accepted by:

CALAMOS INVESTMENT TRUST		CALAMOS ADVISORS TRUST

By: Name:	/s/ Stathy Darcy Stathy Darcy	By: Name:	/s/ Stathy Darcy Stathy Darcy
Title:	Assistant Secretary	Title:	Assistant Secretary

CALAMOS CONVERTIBLE		CALAMOS CONVERTIBLE AND HIGH
OPPORTUNITIES AND INCOME FUND		INCOME FUND

By:	/s/ Stathy Darcy	By:	/s/ Stathy Darcy

Name:	Stathy Darcy	Name:	Stathy Darcy
Title:	Assistant Secretary	Title:	Assistant Secretary

CALAMOS STRATEGIC TOTAL		CALAMOS GLOBAL TOTAL RETURN
RETURN FUND		FUND

By:	/s/ Stathy Darcy	By:	/s/ Stathy Darcy

Name:	Stathy Darcy	Name:	Stathy Darcy
Title:	Assistant Secretary	Title:	Assistant Secretary

CALAMOS GLOBAL DYNAMIC
INCOME FUND

By: Name:	/s/ Stathy Darcy Stathy Darcy
Title:	Assistant Secretary